OFFER TO PURCHASE

TO:	FERME PILLAR HILL ENR.

606 Chemin Côte Saint-Georges

Saint-Télesphore, Quebec

J0P 1Y0

Attention: David McKay

Dear Sirs:

We, the undersigned, PHARMATHENE CANADA, INC. (the “Vendor”) offer to sell to FERME PILLAR HILL ENR. (the “Purchaser”), all of the Vendor’s right, title and interest in the real and immovable property comprised of (i) a farm land as described in Schedule “A” attached hereto together with any immovables located thereon including those bearing civic numbers 320 Chemin Saint-Georges and 210 Chemin Sainte-Anne, in the City of Saint-Télesphore, Province of Québec (the “Quebec Property”) and (ii) the land described in Schedule “B” attached hereto (the “Ontario Property”) (the Quebec Property and the Ontario Property being collectively referred to herein as the “Property”). The Purchaser also agrees to purchase from the Vendor the movables as per Schedule “C” attached hereto, which shall be included in the Purchase Price.

ARTICLE 1
PURCHASE PRICE

The purchase price of the Property will be a total of ONE MILLION EIGHT HUNDRED THOUSAND CANADIAN DOLLARS ($1,800,000) subject to adjustments in accordance with the terms hereof (the “Purchase Price”), paid as follows:

1.1	The amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the “Deposit”) by certified cheque or wire transfer to the order of Michel Leroux Notary (the “Purchaser’s Legal Counsel”), in trust, which shall be applied on account of the Purchase Price at Closing (as hereinafter defined) or otherwise dealt with as hereinafter provided.
1.2	The balance of the Purchase Price by wire transfer or certified cheque to the order of the Purchaser’s Legal Counsel in trust at Closing. The said balance as well as the Deposit will, subject to the terms hereof, be held in trust for the Vendor by the Purchaser’s Legal Counsel until confirmation of the registration of the deed of sale in respect of the Quebec Property in the Index of Immovables without adverse entries, and of the registration of the transfer in respect of the Ontario Property in the Land Registry Office for the Land Titles Division of Glengarry (No. 14).

ARTICLE 2
CLOSING

2.1	Subject as herein provided, a deed of sale in respect of the Quebec Property and an acknowledgement and direction in respect of the transfer of the Ontario Property shall be executed on the first (1st) business day that is twenty (20) days following the signing of this Offer (the “Closing”) at the offices of Blake, Cassels & Graydon LLP. If the deed of sale is not signed for any reason other than the default of the Purchaser, the Purchaser’s Legal Counsel shall refund the Deposit to the Purchaser. If the deed of sale and the acknowledgement and direction in respect of the transfer of the Ontario Property are not signed for any reason, the Deposit shall be remitted to the Vendor as liquidated damages.

ARTICLE 3
ACCESS

3.1	From and after the date of execution by both parties of this Offer, the Purchaser and its agents and employees shall have free access to the Property at mutually agreed upon times at the Purchaser’s sole risk and expense for the purpose of making any of the Purchaser’s inspections.
3.2	All tests and inspections conducted on the Property shall be at the sole risk and expense of the Purchaser, who shall be responsible for making any repairs necessary as a result of such tests. The Purchaser shall promptly repair at its sole cost and expense, in a good and workmanlike manner, any damage to the Property caused by any tests and shall defend, indemnify and hold harmless the Vendor from and against any and all actions, causes of action, claims, demands, injuries, losses, liens, claims, judgments, liabilities, costs, expenses and damages (including legal fees) sustained by or threatened against the Vendor that result from or arise from any tests or inspections by the Vendor or its representatives pursuant to this Offer. This Section 3.2 shall survive the termination of this Offer.

ARTICLE 4
CLOSING DOCUMENTS

4.1	Subject to the provisions of this Offer, the Vendor shall execute or cause to be executed at Closing the following for the Property:
(a)	A registrable deed of sale of the Quebec Property (the “Deed of Sale”) and a registrable transfer of the Ontario Property in favour of the Purchaser (the “Transfer”);
(b)	A bill of sale for any movables comprised in the Property;
(c)	A Certificate of an officer of the Vendor confirming the representations and warranties of the Vendor set forth in Section 6.1 as of the Closing date;
(d)	An assignment and assumption of any contracts which the Purchaser has notified the Vendor it wishes to assume, if applicable;
(e)	Statement of adjustments;
(f)	Resolutions of the Board of Directors of the Vendor authorizing the sale of the Property to the Purchaser;

(g)	An escrow agreement regarding disbursement of the Purchase Price pending registration of the Deed of Sale and the Transfer.

All documentation shall be in form and substance acceptable to the Purchaser and the Vendor acting reasonably and in good faith.

4.2	Subject to the provisions of this Offer, the Purchaser shall execute or cause to be executed at Closing the following:
(a)	A Certificate of an officer of the Purchaser confirming the representations and warranties of the Purchaser set forth in Section 7.1 as of the Closing date;
(b)	An escrow agreement regarding disbursement of the Purchase Price; and
(c)	All other conveyances and other documents which are required and which the Vendor has reasonably requested on or before the Closing date to give effect to the proper transfer, assignment and conveyance of the Property and the movables by the Vendor to the Purchaser.

All documentation shall be in form and substance acceptable to the Purchaser and the Vendor acting reasonably and in good faith.

ARTICLE 5
CLEAR TITLE

5.1	The Purchaser shall be entitled to examine Vendor’s title to the Property and the movables at its own expense and satisfy itself of same within ten (10) days following the signing of this Offer by both parties.
5.2	If prior to the expiry of ten (10) days following the signing of this Offer by both parties, any valid objections to title to the Property are made in writing to the Vendor and which the Vendor is unable or unwilling to remove, remedy or satisfy and which the Purchaser will not waive, notwithstanding any intermediate acts or negotiations in respect of such objections, the Purchaser shall be entitled to terminate this Offer and the Deposit shall be refunded. Notwithstanding the foregoing, the Purchaser agrees to accept title to the Property subject to the encumbrances set out in Schedule “D” attached hereto.

ARTICLE 6
VENDOR’S WARRANTIES

6.1	The Vendor hereby represents and warrants to Purchaser on and as of the date hereof and on and as of the Closing date as follows:
(a)	The Vendor is a duly constituted and validly subsisting corporation and in good standing under the laws of Canada, and has the necessary corporate authority, power and capacity to enter into this Offer and the documents and transaction contemplated herein.

(b)	The Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada) and Title III of Part II of the Taxation Act (Québec).

The representations and warranties of the Vendor contained in this Section 6.1 are deemed to be true and valid as of the date hereof and shall be deemed to be repeated in the Deed of Sale, which representations and warranties shall survive for a period of six (6) months after Closing.

6.2	The Purchaser acknowledges and agrees that the Property and other movable property and all other aspects of the transaction (collectively the “Assets”) are being sold and purchased “as-is, where-is”, at the Purchaser’s own risk, without any representations, warranty or covenant of any kind whatsoever, as to any matter or condition pertaining to or affecting the Property or Assets, or any of them, including, without limitation, any representations or warranties in connection with title, zoning permits, charges, environmental condition, structural condition, description of the Property or Assets, physical condition, financial matters, compliance with laws, by-laws and regulations, merchantability, fitness for purpose, quantity or quality of the Property or Assets, governmental compliance, threatened claims or litigation, or in respect of any matter or thing whatsoever. For certainty and without limiting the generality of the foregoing, the parties hereby agree to exclude altogether the effect of the legal warranty provided for by article 1716 of the Civil Code of Québec and that the Purchaser, except to the extent specifically set forth in this agreement, is purchasing the Property at its own risk within the meaning of article 1733 of the Civil Code of Québec. The Purchaser shall conduct its own inspection and shall rely solely upon its own findings irrespective of any information, documentation or opinion, written or oral, provided by the Vendor or any of its agents. The Vendor may make available certain documents available to the Purchaser however the Vendor makes no representation or warranty as to the accuracy or exhaustiveness of such documentation.

ARTICLE 7
PURCHASER’S WARRANTY

7.1	The Purchaser hereby represents and warrants to Vendor on and as of the date hereof and on and as of the Closing date as follows:
(a)	The Purchaser has full capacity, right, power and authority to execute, deliver and perform this Offer and all documents to be executed by Purchaser pursuant hereto, and all required action and approvals have been duly taken and obtained. The individuals signing this Offer and all other documents executed or to be executed pursuant hereto on behalf of the Purchaser and are duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto;
(b)	The Purchaser (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class of it, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(c)	The Purchaser is a Québec resident within the meaning of An Act Respecting the Acquisition of Farm Land by Non-Residents (R.S.Q., c. A-4.1);
(d)	The Purchaser is registered for the purposes of Part IX of the Excise Tax Act (Canada) and the Vendor is not obliged to collect the goods and services tax “GST”) or harmonized sales tax (“HST”) from the Purchaser or to pay GST or HST. The Purchaser is registered for the purposes of the Act respecting the Québec Sales Tax and the Vendor is not obliged to collect Québec Sales Tax (“QST”) from the Purchaser or to pay QST; and

The representations and warranties of the Purchaser contained in this Section 7.1 are deemed to be true and valid as of the date hereof and shall be deemed to be repeated in the deed of sale, which representations and warranties shall survive for a period of six (6) months after Closing.

ARTICLE 8
GOODS AND SERVICES TAX

8.1	The Purchaser will be responsible for the payment of any tax, land transfer tax or transfer duties applicable, the GST (and/or HST) and the QST as well as all other taxes, duties or charges, of any nature whatsoever, which may be payable in respect of the transfer of the Property and the movables.
8.2	The Purchaser agrees to indemnify and hold the Vendor harmless from and against any claim, demand, action, or cause of action relating to any amount that may be assessed or claimed from the Vendor by any competent authority having jurisdiction in respect of the GST (and/or HST) or the QST, whether as taxes, interest or penalties, resulting from the sale and transfer of the Property and the movables.

ARTICLE 9
MISCELLANEOUS

9.1	Adjustments will be made on Closing for the Deposit and other usual amounts and for taxes, utility costs and other costs of owning and operating the Property.
9.2	Each of the parties shall be responsible for its own fees and costs (including legal fees) incurred in connection with the transaction and the documentation provided for herein. The parties confirm that they have not engaged the services of any real estate broker for this proposed transaction.
9.3	The Property shall be at the risk of the Vendor until completion of the transaction contemplated by this Offer.
9.4	All references to monetary amounts in this Offer shall be to Canadian currency.
9.5	This Offer supersedes all previous agreements, negotiations, statements and undertakings between the Vendor and the Purchaser or their respective representatives or agents.

9.6	This Offer may be executed in any number of counterparts, all of which as so executed shall constitute but one and the same agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.
9.7	The parties agree that this Offer and the transaction of purchase and sale referred to herein, and any information provided by either party to the other with respect to this transaction or the Property, shall be kept strictly confidential. Should this Offer become null and void or be terminated for any reason whatsoever, the Purchaser shall promptly return to the Vendor all information and documentation that the Vendor shall have made available to the Purchaser with respect to the Property, without retaining any copies or extracts thereof.
9.8	The parties agree that this Offer is subject to compliance with section 50 of the Planning Act (Ontario) in respect of the Ontario Property.

ARTICLE 10
NOTICE

All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be communicated by personal delivery, courier or fax, to the respective addresses hereinafter set forth or such addresses which the Vendor or the Purchaser may from time to time designate by written notice to the other as herein required.

Any notice directed to the Vendor shall be addressed as follows:

PHARMATHENE CANADA, INC.

199 Bat Street, Box 25

Commerce Court West

Toronto, Ontario M5L 1A9

Attention: Jordan Karp

Any notice to the Purchaser shall be addressed as follows:

FERME PILLAR HILL ENR

606, Chemin Côte Saint-Georges

Saint-Télesphore, Québec J0P 1Y0

Attention: David McKay

ARTICLE 11
LANGUAGE

The parties hereto have requested that the present Offer be drafted in the English language only. Les parties a ce contrat ont requis que ledit contrat soit rédigé en langue anglaise seulement.

ARTICLE 12
GOVERNING LAWS

The present Offer and its acceptance hereof shall be governed by the laws of the Province of Quebec and shall be treated in all respects as a Quebec contract, except that the laws of the Province of Ontario shall apply in respect of the transfer of the Ontario Property.

ARTICLE 13
ACCEPTANCE

This Offer shall be open for acceptance until _______________ at 5:00 p.m. For these purposes, the Purchaser shall be entitled to accept these presents by signing a copy of this Offer and returning the same within the aforesaid delay duly signed by the Purchaser. Upon receipt of the same by the Vendor, there shall be a binding agreement of purchase and sale on the terms and conditions herein set forth.

Signed at ______________ this _______ day of December 2011.

PHARMATHENE CANADA, INC.

By: ___________________________

By: ___________________________

ACCEPTANCE

This Offer is hereby accepted this _______day of December 2011.

FERME PILLAR HILL ENR.

By: ___________________________